Exhibit 99.1

ABM Industries Completes Acquisition of Able Services

New York, September 30, 2021 (GLOBE NEWSWIRE) – ABM Industries (NYSE: ABM) announced today the closing of its previously announced acquisition of Able Services, a leading facilities services company headquartered in San Francisco.

The transaction adds scale to ABM’s core businesses and key geographies and bolsters ABM’s engineering and technical services, which are expected to generate almost $2 billion of combined annualized revenue. In addition, Able Services further expands ABM’s sustainability and energy efficiency offerings amid growing demand for environmentally responsible solutions.

Scott Salmirs, President and CEO of ABM Industries commented, “We are pleased to announce the completion of this strategic acquisition and we welcome Able’s talented team to ABM. Together, ABM and Able can more fully address our clients’ needs for innovative and cost-effective solutions, supported by our national footprint, comprehensive facility services expertise and dedicated team of more than 100,000 employees.”

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ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $6.0 billion and more than 100,000 employees in 350+ offices throughout the United States and various international locations. ABM's comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements addressing the plan of ABM Industries Incorporated (together with its subsidiaries, collectively referred to as “ABM,” “we,” “us” or “our”) to acquire Able Services (together with its subsidiaries, collectively referred to as “Able”). In this context, we make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and assumptions that are difficult to predict.

For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: risks inherent in the achievement of cost synergies and the timing thereof; and our ability to successfully integrate Able, including whether and to what extent the acquisition will be accretive within the expected timeframe.

For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations: David Gold ir@abm.com

Media:
Nadeen Ayala
communication@abm.com